EXHIBIT 99.1

First Niagara Reports Successful Integration of HSBC Branches and Second Quarter 2012 Operating Net Income per Share of $0.17

Second Quarter Highlights:

  Performance of Acquired HSBC Branches Ahead of Expectations
  Retail Deposit Retention to date of 97% Better than Anticipated
  Strong Deposit and Loan Activity
  Lending Franchise Continues to Outperform
  17% Commercial Loan Growth
  Indirect Auto Originations Total $170 million
  Core Deposit Platform Growth Continues
  Retail Checking Account Balances up 20%, Excluding Acquired Balances
  Sustained Strength in Capital Markets and Mortgage Banking Revenues

  GAAP Loss of $0.05 per Share Includes $135 million of HSBC Branch Acquisition and Restructuring Charges

BUFFALO, N.Y., July 27, 2012 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) today announced second quarter 2012 results reflecting the continuing strong fundamentals of its regional banking business, as well as better than expected initial outcomes from the recently acquired and converted HSBC branches across New York State and Connecticut.

"We continue to execute and deliver on our core banking strategy by expanding and strengthening relationships with our new and existing customers," said John R. Koelmel, First Niagara President and Chief Executive Officer. "The fundamentals of our business are stronger than ever as evidenced by the continuing momentum across each of our operating units and markets. And with the benefit of the very successful conversion in May of the former HSBC branches across New York and Connecticut, our team continues to play offense very effectively with our differentiating customer-centric approach in each of our markets."

HSBC Branch Acquisition Update

On May 18, 2012, the company acquired $9.8 billion in deposits and $1.6 billion in loans through the HSBC branch transaction. The company successfully transferred 1.2 million loan and deposit accounts in converting nearly 500,000 households over that weekend, while also transforming the 100 acquired branches and welcoming 1,200 new team members. The company also completed the planned sale of 57 branches to KeyBank, Community Bank Systems and Five Star. The sale of seven remaining branches will be completed later in this quarter.

Customer retention has been strong, with more than 97% of the converted deposit balances retained to date. The overall cost of the acquired retail deposits averaged 31 basis points. To date, the pace of new checking account production at acquired branches is running 20% above established branches. In addition, customers acquired in the transaction transferred more products and services per household compared to the legacy company relationships.

Retail, small business, and consumer finance lending activity at the new branches was also strong. In the small business segment, the on-boarding of 20 new relationship managers has resulted in a $90 million, or 50% increase in the pipeline in that segment.

Second Quarter Performance

In the second quarter of 2012, First Niagara posted non-GAAP operating net income available to common shareholders of $59.1 million, or $0.17 per diluted share, compared to $0.19 per share in the first quarter of 2012.

Total operating revenues of $338.7 million, which do not include the previously announced $15.9 million gain recorded on the sale of mortgage-backed securities, increased $26.4 million, or 8% over the first quarter of 2012. Net interest income was up $16.6 million, or 7%, from the prior quarter. Those increases include the benefits of the loans and deposits acquired through the HSBC branch transaction. Net interest margin was 3.26%, an eight basis point decline from the prior quarter, principally as a result of $14 million of additional premium amortization on mortgage-backed securities. Excluding the incremental premium amortization, the second quarter net interest margin was 3.43%.

Excluding loans acquired from HSBC, average commercial loans increased $429 million for the quarter, up 17% annualized over the prior three-month period. That is the tenth consecutive quarter of double-digit average commercial portfolio growth. Indirect auto loan originations totaled $170 million in the second quarter, as that new business unit begins to create significant momentum across its dealer network. Noninterest income increased 14% from the prior quarter driven by impacts of the HSBC branch acquisition as well as continued strength in both mortgage banking and capital markets businesses.

The provision for credit losses on originated loans totaled $25.4 million, including $10.3 million to support loan growth and $15.1 million to cover net charge-offs of 55 basis points of originated loans. The total provision for credit losses was $28.1 million for the quarter, including $2.4 million related to acquired loans.

On a GAAP basis, First Niagara reported a second quarter loss to common shareholders of $18.5 million, or $0.05 per diluted share, compared to net income to common shareholders of $54.8 million, or $0.16 per diluted share, in the first quarter of 2012. Reported GAAP results for the second quarter of 2012 include the $15.9 million gain on securities portfolio sale completed at the end of the quarter as well as $135.2 million of acquisition and restructuring costs incurred primarily in connection with the HSBC branch acquisition.

"The positive operating performance driven by our very strong loan and deposit growth continues to differentiate us from peers," said Gregory W. Norwood, Chief Financial Officer. "While the benefits of those increasingly solid fundamentals were somewhat diminished by the impacts of the mortgage-backed security premium amortization and a large commercial loan charge-off during the quarter, we continue to be focused on fully capitalizing on our organic commercial customer growth opportunities, including our new indirect auto capabilities and enhanced credit card product. We will continue to focus on acquiring core retail and business checking accounts and deepening the product and service relationships with our customers to further drive profitable growth during this prolonged low- rate environment."

Operating Results (Non-GAAP)	Q2 2012	Q1 2012	Q2 2011
Net interest income	$ 259.0	$ 242.4	$ 230.4
Provision for credit losses	28.1	20.0	17.3
Noninterest income	79.7	69.9	60.9
Noninterest expense	210.4	184.5	166.7
Operating net income before non-operating items	66.6	70.1	71.2
Preferred stock dividend	7.5	5.1	--
Operating net income available to common shareholders	59.1	64.9	71.2
Weighted average diluted shares outstanding	348.9	349.1	282.4
Operating earnings per diluted share	$ 0.17	$ 0.19	$ 0.25
Reported Results (GAAP)
Operating net income before non-operating items	$ 66.6	$ 70.1	$ 71.2
Gain on securities portfolio repositioning (a)	10.3	0.0	0.0
Non-operating expenses (b)	87.9	10.2	57.7
Net income (loss)	(10.9)	59.9	13.6
Preferred stock dividend	7.5	5.1	--
Net income (loss) available to common shareholders	(18.5)	54.8	13.6
Weighted average diluted shares outstanding	348.9	349.1	282.4
Earnings (loss) per diluted share	$ (0.05)	$ 0.16	$ 0.05

All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarizes the company's operating results excluding certain non-operating items. For a detailed reconciliation of non-GAAP measures, refer to the attached tables.

(a) Amount is shown net of tax and represents gain recorded on the sale of $3.1 billion of mortgage-backed securities
(b) Amounts are shown net of tax and represent expenses related to acquisition, integration and restructuring.

Loans

Average loans increased $349 million, or 8% annualized over the prior quarter, excluding the impact of loans acquired from HSBC. The organic increase from the prior quarter was driven by sustained strength in commercial loan categories and strong momentum in the Company's indirect auto origination business.

Average commercial loans increased $429 million, or 17% annualized, excluding the impact of loans acquired from HSBC. Commercial business (C&I) loans averaged $4.2 billion, or a 30% annualized increase over the prior quarter, excluding loans acquired from HSBC. Commercial real estate loans, excluding acquired loans, increased 9% annualized to $6.4 billion. Quarter-over-quarter organic growth of 94% in other consumer loans was driven by $170 million of indirect auto originations at yields of approximately 3.5%.

Deposits

Core consumer and business checking deposit balances and customer acquisition trends continued the strong momentum from the first quarter. Excluding the acquired HSBC accounts, new checking account openings increased 15% over the prior quarter and 38% over the prior year.  The company's New York franchise was the leading contributor to the increase in new checking accounts from the prior quarter driven in part by the disruption in the market.

Excluding balances acquired through the HSBC branch transaction, average deposit balances were unchanged from prior quarter as growth in interest-bearing checking deposit balances and noninterest bearing deposits was offset by planned run-off of certificate of deposits. Average core deposit balances, excluding deposits acquired through the HSBC branch transaction, increased an annualized 2% over the prior quarter. Excluding the acquired HSBC balances, retail checking deposit balances increased 20% annualized over the prior quarter driven by continued new customer acquisition and balance growth on existing accounts. The quarter-over-quarter growth in retail checking balances included increases of 45% and 28% annualized in Western and Eastern New York, respectively. Average noninterest bearing deposits, excluding acquired HSBC deposits, increased 12% annualized over the prior quarter.

Net Interest Income

Average earning assets increased 37% annualized compared to the prior quarter, including investment securities purchased in anticipation of the HSBC branch transaction, the benefits of continued strong commercial loan growth, and the impact of $1.6 billion in branch-based loans acquired from HSBC. Investment securities averaged $14.0 billion, an increase of 48% annualized from the prior quarter.

Net interest income of $259.0 million increased 7% from the prior quarter, given the beneficial impacts of the increase in earning assets and the repayment of higher-cost borrowings. Those benefits were partially offset by $14 million in additional premium amortization on mortgage-backed securities which reduced the quarters' net interest margin by 17 basis points.  As a result, tax equivalent net interest margin in the second quarter of 2012 was 3.26%, or eight basis points lower than the prior quarter.

Credit Quality

At June 30, 2012, the allowance for loan losses was $138.5 million, an increase from $126.7 million at March 31, 2012. Information for both the originated and acquired portfolios follows.

	Q2 2012			Q1 2012
$ in millions	Originated	Acquired	Total	Originated	Acquired	Total
Provision for loan losses	$ 25.4	$ 2.4	$ 27.8	$ 15.5	$ 4.4	$ 19.9
Net charge-offs	15.1	0.7	15.8	8.6	4.7	13.3
NCOs/ Avg Loans	0.55%	0.04%	0.36%	0.34%	0.29%	0.32%
Total loans*	$ 11,392	$ 7,600	$ 18,992	$ 10,517	$ 6,460	$ 16,977

(*) Acquired loans before associated credit discount; see accompanying tables for further information

Originated loans

The provision for credit losses on originated loans totaled $25.4 million, up from $15.5 million in the prior quarter. As in recent quarters, the company provisioned well in excess of net charge-offs to support continued momentum in originated loan growth. For the second quarter, the provision in excess of net charge-offs was $10.3 million.

Net charge-offs increased to $15.1 million or 55 basis points of average originated loans from $8.6 million or 34 basis points in the prior quarter. The sequential increase resulted from a $7.7 million charge-off on one large commercial credit based in Upstate New York. Excluding that loan, net charge-offs for the quarter were 27 basis points of the originated portfolio.

At the end of the second quarter, nonperforming assets to total assets were 0.40%, unchanged from the prior quarter. Nonperforming loans as a percentage of originated loans decreased 13 basis points to 0.96% at June 30, 2012 and totaled $109.7 million. At June 30, 2012, the allowance for loan losses on originated loans totaled $135.2 million or 1.19% of such loans, compared to $125.1 million or 1.19% of loans at March 31, 2012.

Acquired loans

The provision for losses on acquired loans totaled $2.4 million, compared to $4.4 million in the prior quarter. Net charge-offs during the quarter on those portfolios totaled $0.7 million, compared to $4.7 million in the prior period. The provision in excess of net charge-offs provides for losses expected on certain pools of acquired loans. Acquired nonperforming loans totaled $19.3 million, up only slightly from $19.0 million at March 31, 2012. At June 30, 2012, remaining credit marks available to absorb losses on a pool-by-pool basis totaled approximately $229 million.

Fee Income

Second quarter 2012 operating noninterest income of $79.7 million increased $9.8 million, or 14%, compared to the prior quarter. Mortgage banking revenues increased $1.5 million or 27% over the prior quarter driven by higher gain-on-sale margins as well as stronger volumes that were positively impacted by the HSBC transaction. Sustained strength in capital markets income reflects the continued value of the Company's more robust commercial product capabilities.

On a GAAP basis, other noninterest income included a $15.9 million gain recorded on the sale of $3.1 billion of mortgage-backed securities at the end of June.

Noninterest Expense

Second quarter non-GAAP operating noninterest expense was $210.4 million, up $25.9 million from the first quarter of 2012. The increase reflects the partial-quarter cost of operating the acquired HSBC branches and higher FDIC premium expenses related to the HSBC branch transaction. Excluding this impact, operating expenses declined modestly from the prior quarter due to a decline in seasonal compensation expenses. The non-GAAP operating efficiency ratio was 62.1% compared to 59.1% in the prior quarter.

On a GAAP basis, noninterest expense for the second quarter was $345.6 million, including $135.2 million in HSBC branch acquisition and restructuring expenses, which were in line with expectations.

Capital

At June 30, 2012, the Company's estimated consolidated Total Risk Based capital and Tier 1 Common Risk Based capital ratios were 11.4% and 7.4%, respectively, reflecting the addition of approximately $850 million in intangible assets from the HSBC branch transaction. First Niagara remains well above current regulatory guidelines for well-capitalized institutions.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with nearly 430 branches, approximately $35 billion in assets, $28 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

Investor Call

A conference call will be held at 8:30 a.m. Eastern Time on Friday, July 27, 2012 to discuss the company's financial results. Those wishing to participate in the call may dial toll-free 1-888-606-8413 with the passcode: FNFG. Presentation slides will be used during the earnings conference call and is available under the investor relations tab of our website at www.firstniagara.com. A replay of the call will be available until August 10, 2012 by dialing 1-866-373-1990, passcode: 9263.

Non-GAAP Measures - This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the company's results and to assess performance in relation to the company's ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real estate and business loans and non-performing loans.

First Niagara Financial Group, Inc.
Income Statement Highlights -- Reported Basis
(in thousands, except per share amounts)
	2012		2011			Six months ended
	Second	First	Fourth	Third	Second	June 30,	June 30,
	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011

Interest income:
Loans and leases	$ 200,725	$ 189,385	$ 195,434	$ 192,772	$ 184,341	$ 390,110	$ 316,458
Investment securities and other	99,116	101,395	96,472	94,375	93,029	200,511	169,796
Total interest income	299,841	290,780	291,906	287,147	277,370	590,621	486,254

Interest expense:
Deposits	16,391	14,998	21,521	24,771	21,324	31,389	36,945
Borrowings	24,437	33,411	27,872	26,947	25,609	57,848	46,004
Total interest expense	40,828	48,409	49,393	51,718	46,933	89,237	82,949

Net interest income	259,013	242,371	242,513	235,429	230,437	501,384	403,305
Provision for credit losses	28,100	20,000	13,400	14,500	17,307	48,100	30,207
Net interest income after provision	230,913	222,371	229,113	220,929	213,130	453,284	373,098

Noninterest income:
Banking services	27,823	21,593	22,079	26,384	24,613	49,416	43,619
Insurance commissions	17,072	16,833	15,440	16,886	17,044	33,905	32,799
Wealth management services	9,207	9,039	8,179	7,933	7,883	18,246	14,617
Mortgage banking	7,174	5,649	5,279	5,254	3,386	12,823	4,649
Lending and leasing	4,245	3,123	3,103	3,399	2,811	7,368	4,923
Bank owned life insurance	3,848	3,387	3,302	2,742	3,055	7,235	5,085
Capital markets income	6,831	6,539	2,746	2,687	655	13,370	2,916
Other income	19,398	3,745	3,557	3,370	1,448	23,143	4,361
Total noninterest income	95,598	69,908	63,685	68,655	60,895	165,506	112,969

Noninterest expense:
Salaries and benefits	104,507	96,477	88,796	89,131	90,192	200,984	163,968
Occupancy and equipment	24,089	22,017	22,580	20,434	18,952	46,106	35,149
Technology and communications	24,434	19,713	18,942	16,634	13,929	44,147	26,800
Marketing and advertising	6,676	6,763	7,724	7,554	3,880	13,439	6,572
Professional services	9,263	8,895	11,669	9,171	9,138	18,158	15,177
Amortization of intangibles	9,839	6,466	6,586	6,896	6,573	16,305	12,062
FDIC premiums	10,552	6,133	6,097	10,301	6,267	16,685	12,462
Merger and acquisition integration expenses	131,460	12,970	6,149	9,008	76,828	144,430	83,004
Restructuring charges	3,750	2,703	13,496	16,326	11,656	6,453	12,712
Other expense	21,069	18,041	20,132	18,416	17,726	39,110	32,385
Total noninterest expense	345,639	200,178	202,171	203,871	255,141	545,817	400,291

Income (loss) before income taxes	(19,128)	92,101	90,627	85,713	18,884	72,973	85,776
Income taxes	(8,204)	32,236	32,166	28,732	5,334	24,032	27,308
Net income (loss)	(10,924)	59,865	58,461	56,981	13,550	48,941	58,468
Preferred stock dividend	7,547	5,115	--	--	--	12,662	--
Net income (loss) available to common stockholders	$ (18,471)	$ 54,750	$ 58,461	$ 56,981	$ 13,550	$ 36,279	$ 58,468

Financial Ratios:
Earnings (loss) per basic share	$ (0.05)	$ 0.16	$ 0.19	$ 0.19	$ 0.05	$ 0.10	$ 0.24
Earnings (loss) per diluted share	(0.05)	0.16	0.19	0.19	0.05	0.10	0.24
Weighted average shares outstanding - basic(1)	348,941	348,823	304,065	292,211	281,496	348,882	244,018
Weighted average shares outstanding - diluted(1)	348,941	349,069	304,341	292,503	282,420	349,147	244,914
Net revenue(2)	$ 354,611	$ 312,279	$ 306,198	$ 304,084	$ 291,332	$ 666,890	$ 516,274
Noninterest income as a percentage of net revenue(2)	26.96%	22.39%	20.80%	22.58%	20.90%	24.82%	21.88%
Pre-tax, pre-provision income(3)	8,972	112,101	104,027	100,213	36,191	121,073	115,983
Pre-tax, pre-provision income per diluted share(3)	0.03	0.32	0.34	0.34	0.13	0.35	0.47
Pre-tax, pre-provision return on average assets(3)	0.10%	1.36%	1.30%	1.28%	0.50%	0.70%	0.93%
Net interest margin(4)	3.26%	3.34%	3.48%	3.48%	3.65%	3.30%	3.72%
Interest yield on average loans(4)	4.59%	4.62%	4.76%	4.73%	4.93%	4.60%	5.02%
Rate paid on interest-bearing liabilities(4)	0.61%	0.79%	0.82%	0.87%	0.84%	0.69%	0.87%
Efficiency ratio	97.47%	64.10%	66.03%	67.04%	87.58%	81.85%	77.53%
Effective tax rate	42.9%	35.0%	35.5%	33.5%	28.2%	32.9%	31.8%
Return on average assets(5)	(0.12)%	0.73%	0.73%	0.73%	0.19%	0.28%	0.47%
Return on average equity(5)	(0.90)%	4.96%	5.54%	5.61%	1.42%	2.02%	3.56%
Return on average tangible equity(3)(5)	(1.64)%	7.90%	9.75%	10.28%	2.59%	3.44%	6.26%
Return on average common equity	(1.64)%	4.88%	5.63%	5.61%	1.42%	1.61%	3.56%
Return on average tangible common equity(3)	(3.18)%	8.12%	10.03%	10.28%	2.59%	2.89%	6.26%

(1) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(2) Net revenue is comprised of net interest income and noninterest income.
(3) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Return used to calculate ratio excludes preferred stock dividend.

First Niagara Financial Group, Inc.
Period End Balance Sheet
(in thousands)

	2012		2011
	June 30,	March 31,	December 31,	September 30,	June 30,

Cash and cash equivalents	$ 488,227	$ 370,380	$ 836,555	$ 332,437	$ 318,820
Investment securities:
Available for sale	9,937,271	12,248,058	9,348,296	8,349,237	8,219,695
Held to maturity	1,463,872	2,503,156	2,669,630	2,830,744	2,939,933
FHLB and FRB common stock	329,555	499,328	358,159	331,747	305,241
Loans held for sale	101,596	102,513	94,484	79,820	51,141
Loans and leases:
Commercial:
Real estate	6,710,009	6,369,098	6,244,381	6,148,988	6,130,301
Business	4,514,537	4,108,363	3,771,649	3,588,733	3,335,330
Total commercial loans	11,224,546	10,477,461	10,016,030	9,737,721	9,465,631
Residential real estate	4,037,045	3,881,003	4,012,267	4,171,374	4,270,811
Home equity	2,683,236	2,149,135	2,165,988	2,177,772	2,160,665
Other consumer	818,689	283,320	278,298	278,499	272,118
Total loans and leases	18,763,516	16,790,919	16,472,583	16,365,366	16,169,225
Allowance for loan losses	138,516	126,746	120,100	112,749	107,028
Loans and leases, net	18,625,000	16,664,173	16,352,483	16,252,617	16,062,197
Bank owned life insurance	397,739	395,944	392,468	416,449	378,241
Premises and equipment	380,611	330,590	318,101	303,634	292,778
Goodwill and other intangibles	2,631,605	1,796,394	1,803,240	1,812,628	1,829,712
Other assets	750,280	607,269	637,199	500,194	491,888
Total assets	$ 35,105,756	$ 35,517,805	$ 32,810,615	$ 31,209,507	$ 30,889,646

Deposits:
Savings accounts	$ 4,103,773	$ 2,554,720	$ 2,621,016	$ 2,641,723	$ 2,767,951
Interest-bearing checking	3,887,568	2,431,672	2,259,576	2,028,052	2,028,645
Money market deposits	10,919,766	7,100,646	7,220,902	7,507,189	6,878,214
Noninterest-bearing deposits	4,774,764	3,200,824	3,335,356	3,095,283	2,738,917
Certificates of deposit	4,211,116	3,741,525	3,968,265	4,351,930	4,486,768
Total deposits	27,896,987	19,029,387	19,405,115	19,624,177	18,900,495

Short-term borrowings	958,044	6,353,189	2,208,845	1,156,711	1,466,745
Long-term borrowings	732,263	4,688,251	5,918,276	5,928,632	6,134,181
Other liabilities	700,249	571,532	480,201	499,312	395,390
Total liabilities	30,287,543	30,642,359	28,012,437	27,208,832	26,896,811
Preferred stockholders' equity	338,002	338,002	338,002	--	--
Common stockholders' equity	4,480,211	4,537,444	4,460,176	4,000,675	3,992,835
Total stockholders' equity	4,818,213	4,875,446	4,798,178	4,000,675	3,992,835
Total liabilities and stockholders' equity	$ 35,105,756	$ 35,517,805	$ 32,810,615	$ 31,209,507	$ 30,889,646

Selected balance sheet information:
Total interest-earning assets(1)	$ 30,403,035	$ 31,959,556	$ 29,284,139	$ 27,805,974	$ 27,560,036
Total interest-bearing liabilities	24,812,530	26,870,002	24,196,880	23,614,238	23,762,504
Net interest-earning assets	$ 5,590,505	$ 5,089,554	$ 5,087,259	$ 4,191,736	$ 3,797,532

Tangible equity(2)	$ 2,186,608	$ 3,079,052	$ 2,994,938	$ 2,188,047	$ 2,163,123
Tangible common equity(2)	1,848,606	2,741,050	2,656,936	2,188,047	2,163,123
Unrealized gain on securities, net of tax	133,430	152,408	105,276	116,666	102,754
Total mortgage loans serviced for others	2,453,285	2,241,708	2,071,445	1,922,592	1,834,004

Total core deposits	$ 23,685,871	$ 15,287,862	$ 15,436,850	$ 15,272,247	$ 14,413,727

Originated loans(3)	$ 11,392,158	$ 10,517,021	$ 9,876,005	$ 9,425,194	$ 8,859,695
Acquired loans(4)	7,600,213	6,459,798	6,801,689	7,195,250	7,576,334
Credit related discount on acquired loans(5)	(228,855)	(185,900)	(205,111)	(255,078)	(266,804)
Total Loans	$ 18,763,516	$ 16,790,919	$ 16,472,583	$ 16,365,366	$ 16,169,225

(1) Includes interest bearing cash and cash equivalents, investment securities at amortized cost, loans held for sale, and total loans and leases.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Originated loans represent total loans excluding acquired loans.
(4) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(5) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Average Balance Sheet and Related Tax Equivalent Yields & Rates
(in millions)
	For the three months ended									Six months ended
	June 30, 2012			March 31, 2012			June 30, 2011			June 30, 2012			June 30, 2011
	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields
	Balances		and	Balances		and	Balances		and	Balances		and	Balances		and
			Rates(1)			Rates(1)			Rates(1)			Rates(1)			Rates(1)

Interest-earning assets:
Loans and leases(2)
Commercial:
Real estate	$ 6,501	$ 80	4.88%	$ 6,300	$ 79	4.98%	$ 5,807	$ 79	5.42%	$ 6,400	$ 159	4.93%	$ 5,122	$ 141	5.48%
Business	4,293	44	4.03	3,915	41	4.08	3,120	34	4.30	4,104	84	4.05	2,869	63	4.39
Total commercial loans	10,794	124	4.54	10,215	120	4.63	8,927	113	5.03	10,505	244	4.59	7,992	205	5.09
Residential real estate	3,964	40	4.07	3,945	42	4.28	3,848	44	4.56	3,955	83	4.18	2,782	65	4.70
Home equity	2,412	27	4.42	2,157	24	4.40	2,039	23	4.58	2,284	50	4.41	1,777	40	4.56
Other consumer	527	11	8.54	278	5	7.34	270	5	7.10	402	16	8.13	270	9	6.99
Total loans and leases	17,697	202	4.59	16,595	191	4.62	15,085	185	4.93	17,146	393	4.60	12,820	319	5.02
Mortgage-backed securities	10,848	71	2.62	10,254	82	3.19	9,041	81	3.58	10,551	153	2.90	8,104	149	3.68
Other investment securities	3,184	27	3.43	2,278	20	3.48	1,473	14	3.88	2,731	47	3.45	1,212	24	3.90
Total securities, at cost	14,032	98	2.81	12,532	102	3.24	10,514	95	3.63	13,282	200	3.01	9,316	173	3.71
Money market and other investments	818	5	2.20	673	3	2.28	355	3	2.58	745	8	2.23	293	5	3.15
Total interest-earning assets	32,547	$ 305	3.77%	29,800	$ 296	3.99%	25,953	$ 283	4.37%	31,173	$ 601	3.88%	22,428	$ 497	4.47%
Goodwill and other intangibles	2,207			1,801			1,739			2,004			1,427
Other noninterest-earning assets	1,746			1,523			1,405			1,635			1,275

Total assets	$ 36,500			$ 33,124			$ 29,097			$ 34,812			$ 25,130

Interest-bearing liabilities:
Deposits
Savings accounts	$ 3,302	$ 1	0.14%	$ 2,566	$ --	0.03%	$ 2,555	$ 2	0.29%	$ 2,934	$ 1	0.09%	$ 1,907	$ 2	0.23%
Interest-bearing checking	3,095	1	0.08	2,224	1	0.10	2,027	1	0.13	2,660	1	0.09	1,851	1	0.12
Money market deposits	9,125	6	0.28	7,167	5	0.28	6,407	9	0.58	8,147	11	0.28	5,713	15	0.54
Certificates of deposit	4,019	8	0.83	3,827	9	0.98	4,355	9	0.88	3,923	18	0.90	3,807	18	0.98
Total interest bearing deposits	19,541	16	0.34%	15,784	15	0.38%	15,344	21	0.56%	17,662	31	0.36%	13,279	37	0.56%
Borrowings
Short-term borrowings	5,046	7	0.55%	3,632	6	0.65%	1,454	2	0.41%	4,339	13	0.59%	1,675	3	0.32%
Long-term borrowings	2,433	18	2.91	5,334	27	2.07	5,529	24	1.75	3,884	45	2.34	4,312	43	2.03
Total borrowings	7,479	24	1.31	8,966	33	1.50	6,983	26	1.47	8,223	58	1.41	5,988	46	1.55
Total interest-bearing liabilities	27,020	$ 41	0.61%	24,750	$ 48	0.79%	22,327	$ 47	0.84%	25,885	$ 89	0.69%	19,267	$ 83	0.87%
Noninterest-bearing deposits	3,835			3,053			2,542			3,444			2,217
Other noninterest-bearing liabilities	765			471			389			618			335
Total liabilities	31,620			28,274			25,258			29,947			21,819
Total stockholders' equity	4,880			4,850			3,839			4,865			3,311
Total liabilities and stockholders' equity	$ 36,500			$ 33,124			$ 29,097			$ 34,812			$ 25,130

Net interest income (FTE)		$ 264			$ 248			$ 236			$ 512			$ 414
Taxable Equivalent Adjustment(1)		5			6			6			11			11

Total core deposits	$ 19,357	$ 8	0.17%	$ 15,010	$ 6	0.15%	$ 13,531	$ 12	0.35%	$ 17,183	$ 13	0.16%	$ 11,689	$ 18	0.32%
Total deposits	23,376	16	0.28%	18,837	15	0.32%	17,886	21	0.48%	21,106	31	0.30%	15,496	37	0.48%

Tax equivalent net interest rate spread			3.16%			3.20%			3.53%			3.19%			3.60%
Tax equivalent net interest rate margin			3.26%			3.34%			3.65%			3.30%			3.72%

(1) Tax equivalent interest income is calculated based upon a 35% effective tax rate.
(2) Includes nonaccrual loans.

First Niagara Financial Group, Inc.
Allowance for Loans and Lease Losses & Asset Quality
(in thousands)
	2012		2011			Six months ended
	Second	First	Fourth	Third	Second	June 30,	June 30,
	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011

Beginning balance	$ 126,746	$ 120,100	$ 112,749	$ 107,028	$ 100,126	$ 120,100	$ 95,354
Net loan (charge-offs) recoveries:
Commercial real estate	$ (2,384)	$ (5,994)	$ 212	$ (5,580)	$ (2,787)	$ (8,378)	$ (4,793)
Commercial business	(10,958)	(4,143)	(4,665)	(2,123)	(3,439)	(15,101)	(7,830)
Residential real estate	(155)	(1,120)	(318)	171	(177)	(1,275)	(839)
Home equity	(1,536)	(1,161)	(268)	(223)	(829)	(2,697)	(1,610)
Other consumer	(805)	(836)	(796)	(370)	(305)	(1,641)	(593)
Total net loan charge-offs	$ (15,838)	$ (13,254)	$ (5,835)	$ (8,125)	$ (7,537)	$ (29,092)	$ (15,665)
Provision for loan losses	27,803	19,900	13,186	13,846	14,439	47,703	27,339
Allowance related to loans sold	(195)	--	--	--	--	(195)	--
Ending balance	$ 138,516	$ 126,746	$ 120,100	$ 112,749	$ 107,028	$ 138,516	$ 107,028

Supplemental information
Allowance to loans	0.74%	0.75%	0.73%	0.69%	0.66%	0.74%	0.66%
Allowance for originated loans to originated loans(1)	1.19	1.19	1.20	1.20	1.21	1.19	1.21
Provision to average loans (annualized)	0.63	0.48	0.32	0.34	0.38	0.56	0.43
Provision for originated loans to average originated loans(1) (annualized)	0.93	0.61	0.45	0.60	0.64	0.77	0.66

Net charge-offs to average loans (annualized)
Commercial real estate	0.15%	0.38%	-0.01%	0.36%	0.19%	0.26%	0.19%
Commercial business	1.02%	0.42%	0.51%	0.25%	0.44%	0.74%	0.55%
Total commercial loans	0.49%	0.40%	0.18%	0.32%	0.28%	0.45%	0.32%
Residential real estate	0.02%	0.11%	0.03%	-0.02%	0.02%	0.06%	0.06%
Home equity	0.25%	0.22%	0.05%	0.04%	0.16%	0.24%	0.18%
Other consumer	0.61%	1.20%	1.14%	0.53%	0.45%	0.82%	0.44%
Total consumer loans	0.15%	0.20%	0.08%	0.03%	0.09%	0.17%	0.13%
Total loans	0.36%	0.32%	0.14%	0.20%	0.20%	0.34%	0.24%

Net charge-offs of originated loans to average originated loans (annualized)(1)
Commercial real estate	0.18%	0.16%	-0.05%	0.59%	0.26%	0.17%	0.24%
Commercial business	1.25%	0.54%	0.67%	0.34%	0.54%	0.92%	0.69%
Total commercial loans	0.66%	0.32%	0.25%	0.49%	0.37%	0.50%	0.41%
Residential real estate	0.04%	0.27%	0.08%	-0.04%	0.05%	0.15%	0.11%
Home equity	0.51%	0.40%	0.10%	0.08%	0.34%	0.46%	0.34%
Other consumer	0.81%	1.25%	1.51%	0.93%	0.82%	0.99%	0.79%
Total consumer loans	0.28%	0.38%	0.17%	0.06%	0.20%	0.33%	0.23%
Total loans	0.55%	0.34%	0.22%	0.35%	0.32%	0.45%	0.36%

Nonperforming loans:
Commercial real estate	$ 46,881	$ 44,749	$ 43,119	$ 41,295	42,881	$ 46,881	$ 42,881
Commercial business	35,690	44,547	20,173	18,839	20,021	35,690	20,021
Residential real estate	23,058	22,021	18,668	15,555	14,484	23,058	14,484
Home equity	22,161	20,983	6,790	5,428	4,748	22,161	4,748
Other consumer	1,282	961	1,048	769	379	1,282	379
Total nonperforming loans	129,072	133,261	89,798	81,886	82,513	129,072	82,513
Real estate owned	10,632	7,202	4,482	9,392	12,315	10,632	12,315
Total nonperforming assets	$ 139,704	$ 140,463	$ 94,280	$ 91,278	$ 94,828	$ 139,704	$ 94,828

Accruing troubled debt restructurings (TDR)	$ 42,140	$ 42,358	$ 43,888	$ 45,282	$ 18,794	$ 42,140	$ 18,794
Acquired loans 90 days past due still accruing(2)	125,668	116,810	143,237	143,270	134,869	125,668	134,869
Nonperforming acquired loans(3)	19,374	19,042	--	--	--	19,374	--
Total classified loans(4)	732,762	753,536	748,375	692,961	700,813	732,762	700,813
Total criticized loans(5)	$ 1,030,471	$ 1,044,731	$ 1,144,222	$ 1,268,879	$ 1,253,937	$ 1,030,471	$ 1,253,937

Total nonperforming loans to loans	0.69%	0.79%	0.55%	0.50%	0.51%	0.69%	0.51%
Total nonperforming originated loans to originated loans(1)	0.96%	1.09%	0.91%	0.87%	0.93%	0.96%	0.93%
Total nonperforming assets to loans and real estate owned	0.74%	0.84%	0.57%	0.56%	0.58%	0.74%	0.58%
Total nonperforming assets to assets	0.40%	0.40%	0.29%	0.29%	0.31%	0.40%	0.31%
Allowance to nonperforming loans	107.3%	95.1%	133.7%	137.7%	129.7%	107.3%	129.7%
Texas ratio(6)	13.35%	8.97%	8.55%	10.19%	10.12%	13.35%	10.12%

(1) Originated loans represent total loans excluding acquired loans.
(2) All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we primarily recognize interest income through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Nonperforming acquired loans include certain lines of credit that are considered nonaccruing. The remaining credit discount, recorded at acquisition, remains adequate to cover losses on these balances.
(4) Includes consumer loans, which are considered classified when they are 90 days or more past due. Classified loans include substandard, doubtful, and loss, which are consistent with regulatory definitions, and as described in Item 1, "Business", under the heading "Classification of Assets" in our Annual Report on 10-K for the year ended December 31, 2011.
(5) Beginning in the third quarter of 2011, criticized loans include consumer loans when they are 90 days or more past due. Prior to the third quarter of 2011, criticized loans include consumer loans when they are 60 days or more past due. The impact of the change at September 30, 2011 was a reduction of criticized loans by $24 million. Criticized loans include special mention, substandard, doubtful, and loss.
(6) Represents ratio computed using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.

First Niagara Financial Group, Inc.
Key Statistics
(Share counts in thousands)
	2012			2011
	June 30,	March 31,		December 31,		September 30,	June 30,

First Niagara Financial Group, Inc capital ratios:
Tier 1 risk based capital	9.40%	14.66%	(1)	15.60%	(1)	11.90%	12.05%
Tier 1 common capital(2)	7.41%	12.47%	(1)	13.23%	(1)	11.29%	11.41%
Total risk based capital	11.37%	16.75%	(1)	17.84%	(1)	12.56%	12.69%
Leverage	6.32%	9.67%	(1)	9.97%	(1)	7.42%	7.81%
Equity to assets	13.72%	13.73%	(1)	14.62%	(1)	12.82%	12.93%
Tangible common equity to tangible assets(2)	5.69%	8.13%	(1)	8.57%	(1)	7.44%	7.44%

First Niagara Bank, N.A capital ratios:
Tier 1 risk based capital	9.63%	14.69%	(1)	14.66%	(1)	11.51%	11.72%
Total risk based capital	10.57%	15.66%	(1)	16.47%	(1)	12.17%	12.37%
Leverage	6.48%	9.69%	(1)	9.38%	(1)	7.17%	7.58%

Number of branches	452	334		333		332	346
Full time equivalent employees	6,103	4,753		4,827		4,712	4,751

Share information and per share metrics:
Common shares outstanding	352,665	351,936		351,834		294,898	295,245
Preferred shares outstanding	14,000	14,000		14,000		--	--
Treasury shares	13,337	14,066		14,168		14,192	13,845
Book value per share(3)	$ 12.84	$ 13.00		$ 12.79		$ 13.72	$ 13.68
Tangible book value per share(2)(3)	5.30	7.86		7.62		7.50	7.41
Price/Book	59.58%	75.69%		67.47%		66.69%	96.49%
Price/Tangible book(2)	144.34%	125.19%		113.25%		122.00%	178.14%
Common stock dividends	$ 0.08	$ 0.08		$ 0.16		$ 0.16	$ 0.16
Preferred stock dividends	0.54	0.37		--		--	--
Dividend payout ratio	N/M	50.00%		84.21%		84.21%	N/M
Dividend yield (annualized)	4.21%	3.27%		7.36%		6.94%	4.86%

N/M Not meaningful
(1) Ratios reflect the impact of our capital raise completed in December 2011, the proceeds of which were used to consummate the acquisition of branches from HSBC Bank-USA, National Association in May 2012.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Share count excludes unallocated ESOP shares and unvested restricted stock shares.

First Niagara Financial Group, Inc.
Appendix A -- Non-GAAP Reconciliation
(in thousands, except per share amounts)
	2012		2011			Six months ended
	Second	First	Fourth	Third	Second	June 30,	June 30,
	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011
Reconciliation of noninterest income on operating basis to reported noninterest income(1):
Total noninterest income on operating basis (Non-GAAP)	$ 79,703	$ 69,908	$ 63,685	$ 68,655	$ 60,895	$ 149,611	$ 112,969
Gain on securities portfolio repositioning	15,895	--	--	--	--	15,895	--
Total reported noninterest income (GAAP)	95,598	69,908	63,685	68,655	60,895	165,506	112,969

Reconciliation of noninterest expense on operating basis to reported noninterest expense(1):
Total noninterest expense on operating basis (Non-GAAP)	$ 210,429	$ 184,505	$ 182,526	$ 178,537	$ 166,657	$ 394,934	$ 304,575
Merger and acquisition integration expenses	131,460	12,970	6,149	9,008	76,828	144,430	83,004
Restructuring charges	3,750	2,703	13,496	16,326	11,656	6,453	12,712
Total reported noninterest expense (GAAP)	$ 345,639	$ 200,178	$ 202,171	$ 203,871	$ 255,141	$ 545,817	$ 400,291

Reconciliation of net operating income to net income(1):
Net operating income (Non-GAAP)	$ 66,630	$ 70,053	$ 72,057	$ 73,645	$ 71,242	$ 136,683	$ 121,016
Nonoperating income and expenses, net of tax:
Gain on securities portfolio repositioning	(10,331)	--	--	--	--	(10,331)	--
Merger and acquisition integration expenses	85,448	8,431	4,256	5,925	50,092	93,879	54,239
Restructuring charges	2,437	1,757	9,340	10,739	7,600	4,194	8,309
Total nonoperating expenses, net of tax	77,554	10,188	13,596	16,664	57,692	87,742	62,548
Net income (GAAP)	$ (10,924)	$ 59,865	$ 58,461	$ 56,981	$ 13,550	$ 48,941	$ 58,468

Reconciliation of net operating income available to common stockholders to net income available to common stockholders(1):
Net operating income available to common stockholders (Non-GAAP)	$ 59,083	$ 64,938	$ 72,057	$ 73,645	$ 71,242	$ 124,021	$ 121,016
Nonoperating income and expenses, net of tax:
Gain on securities portfolio repositioning	(10,331)	--	--	--	--	(10,331)	--
Merger and acquisition integration expenses	85,448	8,431	4,256	5,925	50,092	93,879	54,239
Restructuring charges	2,437	1,757	9,340	10,739	7,600	4,194	8,309
Total nonoperating income and expenses, net of tax	77,554	10,188	13,596	16,664	57,692	87,742	62,548
Net income available to common stockholders (GAAP)	$ (18,471)	$ 54,750	$ 58,461	$ 56,981	$ 13,550	$ 36,279	$ 58,468

Computation of pre-tax,pre-provision income:
Net interest income	$ 259,013	$ 242,371	$ 242,513	$ 235,429	$ 230,437	$ 501,384	$ 403,305
Noninterest income	95,598	69,908	63,685	68,655	60,895	165,506	112,969
Noninterest expense	(345,639)	(200,178)	(202,171)	(203,871)	(255,141)	(545,817)	(400,291)
Pre-tax, pre-provision income (GAAP)	8,972	112,101	104,027	100,213	36,191	121,073	115,983
Less: non-operating noninterest income (1)	(15,895)	--	--	--	--	(15,895)	--
Add back: non-operating noninterest expenses (1)	135,210	15,673	19,645	25,334	88,484	150,883	95,716
Pre-tax, pre-provision income (Non-GAAP)(1)	$ 128,287	$ 127,774	$ 123,672	$ 125,547	$ 124,675	$ 256,061	$ 211,699

Financial ratios computed on an operating basis(1):
Earnings per basic share	$ 0.17	$ 0.19	$ 0.24	$ 0.25	$ 0.25	$ 0.35	$ 0.49
Earnings per diluted share	0.17	0.19	0.24	0.25	0.25	0.35	0.49
Weighted average shares outstanding - basic(2)	348,941	348,823	304,065	292,211	281,496	348,882	244,018
Weighted average shares outstanding - diluted(2)	348,941	349,069	304,341	292,503	282,420	349,147	244,914
Pre-tax, pre-provision income	128,287	127,774	123,672	125,547	124,675	256,061	211,699
Pre-tax, pre-provision income per diluted share	0.37	0.37	0.41	0.43	0.44	0.73	0.86
Pre-tax, pre-provision return on average assets	1.41%	1.55%	1.55%	1.61%	1.72%	1.48%	1.70%
Net interest margin(3)	3.26%	3.34%	3.48%	3.48%	3.65%	3.30%	3.72%
Interest yield on average loans(3)	4.59%	4.62%	4.76%	4.73%	4.93%	4.60%	5.02%
Rate paid on interest-bearing liabilities(3)	0.61%	0.79%	0.82%	0.87%	0.84%	0.69%	0.87%
Efficiency ratio	62.13%	59.08%	59.61%	58.71%	57.21%	60.67%	58.99%
Effective tax rate	33.5%	35.0%	34.7%	33.7%	33.6%	34.3%	33.3%
Noninterest income as a percentage of net revenue(4)	23.53%	22.39%	20.80%	22.58%	20.90%	22.98%	21.88%
Return on average assets	0.73%	0.85%	0.90%	0.94%	0.98%	0.79%	0.97%
Return on average equity	5.49%	5.81%	6.82%	7.25%	7.44%	5.65%	7.37%
Return on average tangible equity(5)	10.03%	9.24%	12.02%	13.28%	13.61%	9.61%	12.95%
Return on average common equity	5.23%	5.79%	6.93%	7.25%	7.44%	5.51%	7.37%
Return on average tangible common equity(6)	10.18%	9.63%	12.36%	13.28%	13.61%	9.88%	12.95%

(1) Noninterest income and expense on an operating basis, net operating income, and pre-tax, pre-provision income on an operating basis are non-GAAP measures that we believe provide meaningful comparisons of our underlying operational performance and facilitates investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe exclusion of these nonoperating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(3) Yields and rates calculated on a tax equivalent basis.
(4) Net revenue is comprised of net interest income and noninterest income.
(5) Tangible equity is a non-GAAP measure and excludes goodwill and other intangibles.
(6) Tangible common equity is a non-GAAP measure and excludes goodwill and other intangibles as well as preferred stock.

First Niagara Financial Group, Inc.
Appendix A -- Non-GAAP Reconciliation (Cont.)
(in thousands, except per share amounts)
	2012		2011			Six months ended
	Second	First	Fourth	Third	Second	June 30,	June 30,
	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011
Computation of Ending Tangible Assets:
Total assets	$ 35,105,756	$ 35,517,805	$ 32,810,615	$ 31,209,507	$ 30,889,646	$ 35,105,756	$ 30,889,646
Less: Goodwill and other intangibles	(2,631,605)	(1,796,394)	(1,803,240)	(1,812,628)	(1,829,712)	(2,631,605)	(1,829,712)
Tangible assets	$ 32,474,151	$ 33,721,411	$ 31,007,375	$ 29,396,879	$ 29,059,934	$ 32,474,151	$ 29,059,934

Computation of Ending Tangible Equity:
Total stockholders' equity	$ 4,818,213	$ 4,875,446	$ 4,798,178	$ 4,000,675	$ 3,992,835	$ 4,818,213	$ 3,992,835
Less: Goodwill and other intangibles	(2,631,605)	(1,796,394)	(1,803,240)	(1,812,628)	(1,829,712)	(2,631,605)	(1,829,712)
Tangible equity	$ 2,186,608	$ 3,079,052	$ 2,994,938	$ 2,188,047	$ 2,163,123	$ 2,186,608	$ 2,163,123

Computation of Ending Tangible Common Equity:
Total stockholders' equity	$ 4,818,213	$ 4,875,446	$ 4,798,178	$ 4,000,675	$ 3,992,835	$ 4,818,213	$ 3,992,835
Less: Goodwill and other intangibles	(2,631,605)	(1,796,394)	(1,803,240)	(1,812,628)	(1,829,712)	(2,631,605)	(1,829,712)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	--	--	(338,002)	--
Tangible common equity	$ 1,848,606	$ 2,741,050	$ 2,656,936	$ 2,188,047	$ 2,163,123	$ 1,848,606	$ 2,163,123

Computation of Average Tangible Equity:
Total stockholders' equity	$ 4,879,791	$ 4,850,276	$ 4,188,800	$ 4,027,572	$ 3,839,101	$ 4,865,033	$ 3,311,117
Less: Goodwill and other intangibles	(2,206,682)	(1,800,613)	(1,809,690)	(1,827,820)	(1,738,948)	(2,003,648)	(1,427,369)
Tangible equity	$ 2,673,109	$ 3,049,663	$ 2,379,110	$ 2,199,752	$ 2,100,153	$ 2,861,385	$ 1,883,748

Computation of Average Tangible Common Equity:
Total stockholders' equity	$ 4,879,791	$ 4,850,276	$ 4,188,800	$ 4,027,572	$ 3,839,101	$ 4,865,033	$ 3,311,117
Less: Goodwill and other intangibles	(2,206,682)	(1,800,613)	(1,809,690)	(1,827,820)	(1,738,948)	(2,003,648)	(1,427,369)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(66,226)	--	--	(338,002)	--
Tangible common equity	$ 2,335,107	$ 2,711,661	$ 2,312,884	$ 2,199,752	$ 2,100,153	$ 2,523,383	$ 1,883,748

Computation of Texas Ratio:
Nonperforming Assets	$ 139,704	$ 140,463	$ 94,280	$ 91,278	$ 94,828	$ 139,704	$ 94,828
Acquired loans 90 days past due still accruing(1)	125,668	116,810	143,237	143,270	134,869	125,668	134,869
Sum of nonperforming assets and acquired loans 90 days past due still accruing	$ 265,372	$ 257,273	$ 237,517	$ 234,548	$ 229,697	$ 265,372	$ 229,697

Tangible common equity	$ 1,848,606	$ 2,741,050	$ 2,656,936	$ 2,188,047	$ 2,163,123	$ 1,848,606	$ 2,163,123
Allowance for loan loss	138,516	126,746	120,100	112,749	107,028	138,516	107,028
Sum of tangible common equity and allowance for loan loss	$ 1,987,122	$ 2,867,796	$ 2,777,036	$ 2,300,796	$ 2,270,151	$ 1,987,122	$ 2,270,151

Sum of nonperforming assets and acquired loans 90 days past due still accruing/Sum of tangible common equity and allowance for loan loss	13.35%	8.97%	8.55%	10.19%	10.12%	13.35%	10.12%

Computation of Tier 1 Common Capital:
Tier 1 capital	$ 2,128,702	$ 3,009,727	$ 2,962,031	$ 2,151,953	$ 2,118,085	$ 2,128,702	$ 2,118,085
Less: Qualifying restricted core capital elements	(111,630)	(111,453)	(111,284)	(111,112)	(110,920)	(111,630)	(110,920)
Less: Perpetual non-cumulative preferred stock	(338,002)	(338,002)	(338,002)	--	--	(338,002)	--
Tier 1 common capital (Non-GAAP)	$ 1,679,070	$ 2,560,272	$ 2,512,745	$ 2,040,841	$ 2,007,165	$ 1,679,070	$ 2,007,165

(1) All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we primarily recognize interest income through the accretion of the difference between the carrying value of these loans and their expected cash flows.
CONTACT: Investors:
         Ram Shankar
         Senior Vice President, Investor Relations
         (716) 270-8623
         ram.shankar@fnfg.com

         News Media:
         David Lanzillo
         Senior Vice President, Corporate Communications
         (716) 819-5780
         david.lanzillo@fnfg.com